AMENDMENT TO THE
MANAGED PORTFOLIO SERIES DISTRIBUTION AGREEMENT
THIS AMENDMENT dated as of August 26, 2025, to the Distribution Agreement, dated as
March 18, 2022, (the “Agreement”), is entered into by and between MANAGED PORTFOLIO
SERIES, a Delaware statutory trust (the “Trust”) on behalf of the series listed on Exhibit A, and
QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to add additional series of the Trust; and
WHEREAS, the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree as follows:
Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto as of the date first set forth above.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		QUASAR DISTRIBUTORS, LLC

By:	/s/ Brian Wiedmeyer	By:	/s/ Teresa Cowan, President
Name:	Brian Wiedmeyer, President	Name:	Teresa Cowan, President
Exhibit A
Fund Names
Kensington Managed Income Fund
Kensington Dynamic Allocation Fund (fka Kensington Dynamic Growth Fund)
Kensington Active Advantage Fund
Kensington Capital Defender Fund
Leuthold Core Investment Fund
Leuthold Global Fund
Leuthold Grizzly Short Fund
Prospector Capital Appreciation Fund
Prospector Opportunity Fund
Prospector Focused Large Cap Fund